                                                                    EXHIBIT 11.1

                            PAYLESS SHOESOURCE, INC.
                      COMPUTATION OF NET EARNINGS PER SHARE



                                    13 Weeks Ended         39 Weeks Ended
                                  --------------------   --------------------
                                   Nov. 3,   Oct. 28,     Nov. 3,    Oct. 28,
(Thousands, except per share)       2001       2000        2001       2000
                                  ---------  ---------   ---------  ---------
Basic Computation:

Net earnings                      $ 13,334   $ 32,371    $ 79,385   $ 106,636
Weighted average common
 shares outstanding                 22,225     22,126      22,213      24,293
                                  --------   --------    --------   ---------

Basic earnings per share          $   0.60   $   1.46    $   3.57   $    4.39
                                  ========   ========    ========   =========

Diluted Computation:

Net earnings                      $ 13,334   $ 32,371    $ 79,385   $ 106,636

Weighted average common
 shares outstanding                 22,225     22,126      22,213      24,293

Net effect of dilutive stock
  options based on the treasury
  stock method                         331        382         499         260
                                  --------   --------    --------   ---------

Outstanding shares for diluted
  earnings per share                22,556     22,508      22,712      24,553
                                  ========   ========    ========   =========

Diluted earnings per share        $   0.59   $   1.44    $   3.50   $    4.34
                                  ========   ========    ========   =========


Note: Basic earnings per share are computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of conversions of options.